Exhibit 10.59

ZELTIQ Aesthetics, Inc.
Non-Employee Director Compensation Policy
Effective: September 14, 2012

Each member of the Board of Directors (the “Board”) of ZELTIQ Aesthetics, Inc. (“ZELTIQ”) who is not also serving as an employee of ZELTIQ or any of its subsidiaries (each such member, a “Non-Employee Director”) will receive the following compensation for his or her Board service:

Cash Compensation - Annual Retainers

Non-Employee Director: $30,000

Chairman of the Audit Committee: $14,000

Audit Committee Member (other than Chairman): $6,000

Chairman of the Compensation Committee: $10,000

Compensation Committee Member (other than Chairman): $4,500

Chairman of the Nominating and Corporate Governance Committee: $6,000

Nominating and Corporate Governance Committee Member (other than Chairman): $3,000
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All retainers for committee service are in addition to the retainer as a Non-Employee Director

All retainers are paid quarterly in arrears, and will be pro rated for service for a portion of the quarter

Equity Compensation

The equity compensation set forth below will be granted under ZELTIQ's 2011 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of ZELTIQ common stock on the date of grant, and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of Service as defined and provided for in the Plan).

1.    Annual Grant: On the date of each ZELTIQ annual meeting of stockholders, each Non-Employee Director will automatically, and without further action by the Board, be granted a stock option to purchase 30,000 shares of ZELTIQ common stock, which shall vest monthly over one year, provided that such stock option shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the Non-Employee Director's continuous Service.

Further, on the date of a Non-Employee Director's initial election to the Board, the Non-Employee Director will automatically, and without further action by the Board, be granted a stock option to purchase such number of shares of ZELTIQ common stock as shall equal 30,000 multiplied by the ratio obtained by dividing (365 - the number of days since the last annual meeting of stockholders) by 365 (the “Ratio”), and rounding down to the next whole share. Such option will vest monthly over such number of months as shall equal 12 multiplied by the Ratio, and rounded down to the next whole number of months), provided that such stock option shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the Non-Employee Director's continuous Service.

2.    Acceleration of Vesting. Each of the Initial Grant and the Annual Grant will be subject to acceleration of vesting in the event of a Change in Control (as defined in the Plan) as set forth in Section 13.2 of the Plan.